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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This employment agreement is effective as of September 16, 1997, between FLOTEK INDUSTRIES, INC., an ALBERTA, CANADA corporation (hereafter known as "Flotek") and BILL JAYROE.

                                    RECITALS

         1. Flotek desires assurance of the continued association and services of Bill Jayroe in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

         2. Bill Jayroe desires to continue in the employ of Flotek and is willing to do so on the terms and conditions set forth below.

         THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

                                   ARTICLE I

                     TERM, PLACE, AND DUTIES OF EMPLOYMENT

1.1 TERM OF EMPLOYMENT: Subject to earlier termination as provided in this agreement, Bill Jayroe shall be employed for a three (3) year term beginning September 16, 1997, and ending September 16, 2000.

1.2 AUTOMATIC RENEWAL: This agreement shall be renewed automatically for succeeding terms of one (1) year each unless either party gives notice to the other at least ninety (90) days prior to the expiration of any term of his or its intention not to renew this agreement.

1.3 EMPLOYMENT TERM DEFINED: As used herein, the phrase "employment term" refers to the entire period of employment of Bill Jayroe by Flotek hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Flotek and Bill Jayroe.


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1.4      PLACE OF EMPLOYMENT: Unless the parties agree otherwise in writing, during the employment term Bill Jayroe shall perform the services he is required to perform under this agreement at Flotek's offices, located at 7030 Empire Central Drive, Houston, Texas 77040; provided, however, that Flotek may from time to time require Bill Jayroe to travel temporarily to other locations on Flotek's business.

1.5 DUTIES AND AUTHORITY: Bill Jayroe shall be the President and Chief Executive Officer of Flotek, with full power and authority to manage and conduct all the business of Flotek, subject to the directions and policies of Flotek and its board of directors as they may be, from time to time, stated either orally or in writing.

                                   ARTICLE II

                     EMPLOYEE RESTRICTIONS AND OBLIGATIONS

2.1 RESTRICTIONS ON OUTSIDE BUSINESS ACTIVITY: During his employment, Bill Jayroe shall devote his full business time, energy, and ability exclusively to the business and interests of Flotek, and shall not, without Flotek's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this agreement, provided, however, that he may continue to serve as a director of Nevada Gold and Casinos and to receive compensation for that service, and, with the Board's approval, may accept similar positions and receive compensation therefor.

         a. No Other Commitments: Bill Jayroe represents to Flotek that he has no other outstanding commitments inconsistent with any of the terms of this agreement or the services to be rendered under it.

         b. Passive Investments: This agreement shall not be interpreted to prohibit Bill Jayroe from making passive personal investments or conducting private business affairs if those activities do not interfere with the services required under this agreement. However, Bill Jayroe shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Flotek.

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2.2      COVENANT NOT TO COMPETE DURING TERM: During the employment term, Bill
Jayroe shall not, directly or indirectly, whether as partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Flotek's business.


                                  ARTICLE III

                                  COMPENSATION

3.1 BASE SALARY: During the term of this agreement, Flotek agrees to pay Bill Jayroe a Base Salary of One Hundred Fifty Thousand Dollars ($150,000.00). The Base Salary shall be payable as current salary, in semimonthly installments subject to all applicable withholdings and deductions.

3.2 ANNUAL BASE SALARY REVIEW: Flotek's board of directors shall review Bill Jayroe's Base Salary and additional benefits then being paid to Bill Jayroe not less frequently than every twelve (12) months, such review to coincide with the board's review of annual performance goals, which normally will occur on or about the month of May. Following such review, the board may in its discretion increase (but shall not be required to increase) Bill Jayroe's Base Salary or any other benefits, but may not decrease Bill Jayroe's Base Salary during the term of this agreement.

3.3 INCENTIVE COMPENSATION: In addition to the Base Salary provided for above, Flotek shall pay to Bill Jayroe as incentive compensation for each fiscal year of Flotek a graduated bonus which shall be tied to the net profits of Flotek. The bonus shall be calculated as a percentage of Bill Jayroe's annual base salary up to a maximum bonus of one hundred percent (100%) of such base salary. Bonuses shall be calculated and paid as follows:

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              GRADUATED BONUS SCHUDULE - NET INCOME - FISCAL 97/98

                            Total Bonus as a          Total Dollar value of
         Net Income (CDN)   % of Base Salary          Bonus in U.S. Dollars
         ----------------   ----------------          ---------------------
         1,200,000 or more          20%                     $ 30,000
         1,500,000 or more          30%                     $ 45,000
         1,800,000 or more          40%                     $ 60,000
         2,100,000 or more          50%                     $ 75,000
         2,400,000 or more          60%                     $ 90,000
         2,700,000 or more          70%                     $105,000
         3,000,000 or more          80%                     $120,000
         3,300,000 or more          90%                     $135,000
         3,600,000 or more         100%                     $150,000

         If earned, all such bonuses shall be paid to Bill Jayroe in full within ninety (90) days after final board approval of the year end financial statements.

         For each succeeding year of Bill Jayroe's contract, new performance goals, as proposed by management and agreed to by the Board, will be set. Based on such goals, a similar bonus schedule will be established through a formal budget process developed by management and approved by the board of directors.

         a. The term "Net Profits" for purposes of this section shall be defined as follows: "Net profits before taxes, resulting from all operations and from all product lines, excluding extraordinary or unusual items, as set forth in Flotek's annual audited consolidated financial statements of operations and income."

         b. The incentive compensation payable to Bill Jayroe under this paragraph shall be prorated for any partial fiscal year that occurs during the employment term. The incentive compensation shall be prorated by multiplying the total net profits for the fiscal year within which such partial fiscal year occurs by (a) the above mentioned percentage and by (b) a number equal to the number of months during any such partial fiscal year in which Bill Jayroe is employed by Flotek within the meaning of this agreement, divided by twelve.

3.4 NON-QUALIFIED STOCK OPTION #1: As previously approved by the Board of Directors of Flotek in January, 1997, and as part of the consideration for this agreement, Flotek granted Bill Jayroe a non-qualified stock option to purchase

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Four Hundred Thousand (400,000) shares of Flotek's common stock at a purchase price of fifty cents ($0.50 CDN) Canadian per share. The terms and conditions of the option grant are memorialized in a separate option agreement previously executed and approved by the VSE.

3.5 NON-QUALIFIED STOCK OPTION #2: As further consideration for this agreement, Flotek wishes to grant Bill Jayroe an additional non-qualified stock option to purchase Three Hundred Thousand (300,000) shares of Flotek's common stock at a purchase price equal to the market price per share (in Canadian dollars) on the close of business as of the date of this agreement.

3.6 FUTURE STOCK OPTION GRANT: As previously approved by the Board of Directors of Flotek in January, 1997, and as part of the consideration for this agreement, Flotek has agreed to grant Bill Jayroe two (2) additional non-qualified stock options to purchase common stock of Flotek on the following terms and conditions:

         A. YEAR ONE OF TERM: Provided Bill Jayroe meets or exceeds the minimum net income performance goal necessary to earn a twenty percent (20%) or greater incentive bonus in fiscal 97/98 (as set forth above in paragraph 3.3 of this Article III), Flotek will grant Bill Jayroe a non-qualified stock option to purchase Three Hundred Thousand (300,000) shares of Flotek's common stock at the then current market price. Such option to be granted within thirty (30) days after final Board approval of the year end financial statements.

         B. YEAR TWO OF TERM: Provided Bill Jayroe meets or exceeds the minimum net income performance goals in fiscal 98/99 as shall be agreed by the parties as required in paragraph 3.3 of this Article III, Flotek will grant Bill Jayroe an additional non-qualified stock option to purchase another Three Hundred Thousand (300,000) shares of Flotek's common stock at the then current market price. Such option to be granted within thirty (30) days after final Board approval of the year end financial statements.

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         In the event Bill Jayroe does not achieve the agreed upon minimum performance goals for either or both fiscal 97/98 or fiscal 98/99, Bill Jayroe shall forfeit his absolute rights to such non-qualified stock option(s). However, if, in the opinion of the compensation committee, the failure to achieve the minimum performance goal(s) was caused by unforeseen events which could not have been reasonably anticipated, the compensation committee shall retain the discretion to authorize the grant to Bill Jayroe of a similar non-qualified stock option for either or both fiscal 97/98 or fiscal 98/99, for any number of shares (for each grant) up to, but not exceeding three hundred thousand (300,000).

         Assuming the performance goals are achieved, or if not, options are granted at the compensation committee's discretion, the terms and conditions of each grant, which the parties agree shall be subject to VSE and all other appropriate regulatory approvals, shall be as follows:

         1. Each stock option shall be subject to a twenty-four (24) month vesting schedule beginning on the date of each grant, with the total number of shares to vest at the rate of 1/24th per month until full vesting is obtained.

         2. The number of shares subject to each option shall be proportionately adjusted for any change in the stock structure of Flotek because of share dividends, recapitalizations, reorganizations, mergers, or otherwise. Each option may be exercised in whole or in part, but may only be exercised in lots of Ten Thousand (10,000) shares or more. Bill Jayroe shall not have any of the rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the shareholder of record of those shares.

         3.    Each option shall not be assignable.

         4. Each option shall have a maximum five (5) year term and may only be exercised by Bill Jayroe during the term of his employment hereunder. However, in the event that the employment term is terminated by Flotek for reasons other than for cause, Bill Jayroe shall retain the right to exercise any unused portion of either option until the last day of the employment term as specified herein.

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                                   ARTICLE IV

                                COMPANY BENEFITS

4.1 PARTICIPATION IN COMPANY PLANS: During the employment term, Bill Jayroe shall be entitled to receive all other benefits of employment generally available to Flotek's other executive and managerial employees when and as he becomes eligible for them, including, but not limited to, medical, dental, life and disability insurance benefits, and participation in Flotek's pension plan and profit sharing plan(s).

         In the event Flotek is unable to provide medical coverage on a company-wide basis, Flotek will, until such benefits are made generally available, purchase a separate medical insurance policy covering Bill Jayroe and his family. At such time as Flotek is able to offer medical insurance coverage on a company-wide basis, Flotek's obligation to pay for the separate medical insurance coverage on Bill Jayroe and his family shall terminate.

         a. Flotek reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time without notice to or recourse by Bill Jayroe, so long as such action is taken generally with respect to other similarly situated persons and does not single out Bill Jayroe.

4.2 VACATION: Bill Jayroe shall be entitled to five (5) weeks of paid vacation for each twelve month period of employment, which shall accrue on a prorata basis from the date employment commences under this agreement. However, as of the date of this agreement, Bill Jayroe shall be deemed to have accrued twelve (12) days of paid vacation in consideration of his having worked without a contract from November 1, 1996, to the date of this agreement.

         a. Vacation time will continue to accrue so long as Bill Jayroe's total accrued vacation does not exceed ten (10) weeks. Should Bill Jayroe's accrued vacation time reach ten (10) weeks, Bill Jayroe will cease to accrue further vacation until Bill Jayroe's accrued vacation time falls below that level.

4.3      PAID HOLIDAYS: ADHERE TO STANDARD COMPANY POLICY.

4.4      SICK PAY: ADHERE TO STANDARD COMPANY POLICY.

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4.5      EXPENSE REIMBURSEMENT: During the employment term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Flotek (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses, Flotek shall reimburse Bill Jayroe promptly for reasonable business expenses, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the policies and procedures established from time to time by Flotek with respect to Flotek's other executive and managerial employees.

4.6 CAR ALLOWANCE: During the employment term, Flotek shall furnish to Bill Jayroe an automobile owned or leased by Flotek. Within reasonable limits, or as approved by the board, Bill Jayroe may select any car or truck he deems appropriate. The terms and conditions of Bill Jayroe's use of such automobile and the extent to which Flotek shall defray the costs of its operation shall be generally in line with those pertaining to automobiles presently being furnished other executives and managerial personnel of Flotek, with allowance being made for Bill Jayroe's position as CEO. At such time as Flotek may choose to dispose of or return any such vehicle, Flotek shall first offer Bill Jayroe the opportunity to purchase said vehicle at its then fair market value.

4.7 LIFE INSURANCE: In addition to any standard coverage provided on a company-wide basis, Flotek agrees to obtain a twenty (20) year level-term life insurance policy on the life of Bill Jayroe in the face amount of One Million Dollars ($1,000,000). Flotek further agrees to make the insurance policy payable to the beneficiary or beneficiaries designated from time to time by Bill Jayroe. Flotek agrees to pay all premiums on the policy during the term of employment provided herein.

         a) In the event Bill Jayroe terminates his employment with Flotek for any reason whatsoever, Flotek shall have no further obligation to maintain the policy in any manner or pay the premiums therefore. However, Flotek agrees, upon Bill Jayroe's termination, that it will assign the ownership of said policy to Bill Jayroe and allow Bill Jayroe to continue said policy in force for so long as Bill Jayroe continues to pay the premiums.

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         b)    Bill Jayroe agrees to submit to a physical examination at any time requested by Flotek for the purpose of Flotek's obtaining "key man" life insurance on the life of Bill Jayroe for the benefit of Flotek; provided, however, that Flotek shall bear the entire cost (if any) of such examination.

4.8 DISABILITY INSURANCE: In addition to, or as a supplement of, any standard coverage provided on a company-wide basis, Flotek agrees to purchase and maintain a disability insurance policy for Bill Jayroe which will, after ninety (90) days of full or partial disability, provide him with an income of not less than sixty percent (60%) of his then annual base salary.

                                   ARTICLE V

            EXCESSIVE COMPENSATION, INTANGIBLES, AND INDEMNIFICATION

5.1 REPAYMENT OF EXCESSIVE COMPENSATION: If any part of the salary or other compensation paid by Flotek to Bill Jayroe, or of any amount paid by Flotek for travel or entertainment expenses incurred by Bill Jayroe, is finally determined not to be allowable as a federal or state income tax deduction to Flotek, the part disallowed shall be repaid to Flotek by Bill Jayroe.

5.2 FLOTEK'S OWNERSHIP OF INTANGIBLES: All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Bill Jayroe, either alone or with others, during the term of Bill Jayroe's employment, whether or not conceived or developed during Bill Jayroe's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Flotek was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Flotek or to Flotek's actual or demonstrably anticipated research and development, or that result from any work performed by Bill Jayroe for Flotek, shall be the sole property of Flotek. Bill Jayroe shall disclose to Flotek all inventions conceived during the term of employment and for one year thereafter, whether or not the property of Flotek under the terms of the preceding sentence, provided that such disclosure shall be received by Flotek in confidence. Bill Jayroe shall execute all documents, including patent applications and assignments, required by Flotek to establish Flotek's rights under this Section.

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5.3      INDEMNIFICATION BY FLOTEK: Flotek shall, to the maximum extent permitted by law and its bylaws, indemnify and hold Bill Jayroe harmless for any acts or decisions made in good faith while performing services for Flotek. To the same extent, Flotek will pay, and subject to any legal limitations, advance all expenses, including reasonable attorney fees and costs of court approved settlements and any judgments, actually and necessarily incurred by Bill Jayroe in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Bill Jayroe by reason of his service as an officer or agent of Flotek.

5.4 INDEMNIFICATION INSURANCE: Flotek shall use its best efforts to obtain coverage for Bill Jayroe (provided it may be obtained at a reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this agreement that cover other officers of Flotek having comparable or lesser status and responsibility.

                                   ARTICLE VI

                                  TERMINATION

6.1 TERMINATION FOR CAUSE: Flotek reserves the right to terminate this agreement if Bill Jayroe willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other act of moral turpitude as would prevent the effective performance of his duties.

         a) Flotek may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Bill Jayroe without prejudice to any other remedy to which Flotek may be entitled either at law, in equity, or under this agreement.

         b) The notice of termination required by this section shall specify the ground(s) for termination and shall be supported by a statement of all relevant facts.

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

         c) Termination under this section shall be considered "for cause" for the purposes of this agreement.

6.2 TERMINATION ON RESIGNATION: Bill Jayroe may terminate this agreement at any time by giving Flotek six (6) months' prior written notice of such resignation.

6.3 TERMINATION ON DISABILITY: If, at the end of any calendar month during the initial term or any renewal term of this agreement, Bill Jayroe is and has been for the three (3) consecutive full calendar months then ending, or for fifty percent (50%) or more of the normal working days during the six (6) consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this agreement in his normal and regular manner, this agreement may then be terminated.

         a) Any termination pursuant to this paragraph shall be effected by giving fifteen (15) days written notice of termination to Bill Jayroe. Termination pursuant to this provision shall not prejudice Bill Jayroe's rights to continued compensation pursuant to Article IV of this agreement.

         b) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

6.4 TERMINATION ON DEATH: If Bill Jayroe dies during the initial term or during any renewal term of this agreement, this agreement shall be terminated on the last day of the calendar month of his death.

6.5 RIGHTS AND OBLIGATIONS AFTER NOTICE OF TERMINATION: If Bill Jayroe gives notice of termination of this agreement under Section 6.2, or if it becomes known that this agreement will otherwise terminate in accordance with its provisions, Flotek may, in its sole discretion and subject to its other obligations under this agreement, relieve Bill Jayroe of his duties under this agreement and assign Bill Jayroe other reasonable duties and responsibilities to be performed until the termination becomes effective.

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                                  ARTICLE VII

                      BUSINESS COMBINATION OR DISSOLUTION

7.1 AGREEMENT TO SURVIVE COMBINATION OR DISSOLUTION: This agreement shall not be terminated by Flotek's voluntary or involuntary dissolution or by any merger in which Flotek is not the surviving or resulting corporation, or on any transfer of all or substantially all of Flotek's assets. In the event of any such merger or transfer of assets, the provisions of this agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.


                                  ARTICLE VIII

                      UNFAIR COMPETITION, CONFIDENTIALITY

8.1 UNFAIR COMPETITION PROHIBITED: Because of his employment by Flotek, Bill Jayroe will have access to trade secrets and confidential information about Flotek, its products, its customers, and its methods of doing business. In consideration of his access to this information, Bill Jayroe agrees that for a period of one (1) year after termination of his employment, he will not, directly or indirectly, compete with Flotek in a similar or related oil field services business, located in the State of Texas or doing business in the Gulf of Mexico, which shall deal in the manufacture, distribution, or servicing of products similar to, or in competition with, any of Flotek's then current product lines and services.

         a) Bill Jayroe understands and agrees that direct competition means the design, development, production, promotion, or sale of products or services competitive with those of Flotek. Indirect competition means employment by any competitor or third party providing products competing with Flotek's products, for whom Bill Jayroe will perform the same or similar function as he performs for Flotek.

         b) Bill Jayroe acknowledges and agrees that the sale or unauthorized use or disclosure of any of Flotek's trade secrets or confidential information obtained by Bill Jayroe during his employment with Flotek, including information

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concerning "Inventions," "Proprietary Information," and "Rights," all as
defined below, would constitute unfair competition. Bill Jayroe promises and agrees not to engage in any unfair competition with Flotek either during the term or this agreement or at any time thereafter.

         c) For purposes of the agreement, the terms "Inventions," Proprietary Information," and "Rights," shall have the following meanings:

         1. "Inventions" means all discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know how, negative know how, data, research, techniques, and technical data (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect, and enforce those proprietary interests) that are related to or useful in Flotek's present or future business or result from use of property owned, leased, or contracted for by Flotek. "Inventions" shall also include anything that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

         2. "Proprietary Information" means information (a) that is not known by actual or potential competitors of Flotek or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to Flotek or in which property rights have been assigned or otherwise conveyed to Flotek, and (c) that has material economic value or potential material economic value to Flotek's present or future business. "Proprietary Information" shall include trade secrets {as defined under Texas Penal Code
Section 31.05 (a) (4)} and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know how, negative know how, data, research, techniques, technical data, customer and supplier lists, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, or other financial or business information disclosed to Bill Jayroe by Flotek, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to Flotek.

         3. "Rights" means all patents, trademarks, service marks and copyrights, and other rights pertaining to Proprietary Information, Inventions, or both.

8.2 CUSTOMER INFORMATION AND SOLICITATION OF EMPLOYEES: In the course of his employment, Bill Jayroe will have access to confidential

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

records and data pertaining to Flotek's customers and to the relationship between these customers and Flotek's account executives. Such information is considered secret and is disclosed to Bill Jayroe in confidence. During his employment by Flotek and for two (2) years after termination of that employment, Bill Jayroe shall not directly or indirectly disclose or use any such information except as required in the course of his employment by Flotek. In addition, for a period of two (2) years after termination of his employment, Bill Jayroe shall not induce or attempt to induce any account executive of Flotek to discontinue representing Flotek for the purpose of representing any competitor of Flotek.


                                   ARTICLE IX

                       GENERAL AND CONCLUDING PROVISIONS

9.1 ARBITRATION: Any controversy or claim arising out of or relating to this agreement, or breach of this agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. The prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

9.2 INJUNCTION: Bill Jayroe is obligated under this agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this agreement peculiar value. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this agreement, Flotek shall have the right during the term or any renewal term of this agreement to obtain injunctive relief against the breach of this contract by Bill Jayroe or the performance of services elsewhere by Bill Jayroe, or both.

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9.3     ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Bill Jayroe by Flotek and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

9.4 AMENDMENT AND MODIFICATION: This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by the party to be charged.

9.5 EFFECT OF WAIVER: The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

9.6 CHOICE OF LAW: The formation, construction, and performance of this agreement shall be construed in accordance with the laws of the State of Texas.

9.7 NOTICES: Any notice to Flotek required or permitted under this agreement shall be given in writing to Flotek, either by personal service or by registered or certified mail, postage prepaid, addressed to the Corporate Secretary, at Flotek's then principal place of business. Any such notice to Bill Jayroe shall be given in a like manner and, if mailed, shall be addressed to Bill Jayroe at his home address then shown in Flotek's files. For the purpose of determining compliance with any time limit in this agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

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9.8      SEVERABILITY: If any provision of this agreement is held invalid or unenforceable, the remainder of this agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

9.9 SUCCESSORS AND ASSIGNS: This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, assigns, and administrators.

9.10 VANCOUVER STOCK EXCHANGE APPROVAL: The obligations of Flotek are subject to execution and delivery of formal documentation relating to the Employment Agreement in a form acceptable to Flotek and its solicitors, acting reasonably, and to the acceptance of such documentation for filing by the Vancouver Stock Exchange (the "Exchange").


                                   EXECUTION


         This agreement is executed by the parties as of the day and year first above written.

                                 Flotek Industries, Inc.



                            By   /s/ HECTOR DOMINGUEZ
                                 -------------------------------------
                                 Hector Dominguez
                                 Chairman of the Board


                                 Employee



                                 /s/ BILL JAYROE
                                 -------------------------------------
                                 Bill Jayroe


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